Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, CA – (July 25, 2019) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $23,061,000 for the quarter ended June 30, 2019, compared to $22,726,000 during the trailing quarter ended March 31, 2019 and $15,029,000 during the quarter ended June 30, 2018. Diluted earnings per share were $0.75 for the second quarter of 2019, compared to $0.74 for the first quarter of 2019 and $0.65 for the second quarter of 2018.

Financial Highlights

Performance highlights and other developments for the Company as of or for the three and six months ended June 30, 2019 included the following:

•	For the three and six months ended June 30, 2019, the Company’s return on average assets was 1.44% and 1.43%, respectively, and the return on average equity was 10.65% and 10.71%, respectively.

•	As of June 30, 2019, the Company reported total loans, total assets and total deposits of $4.10 billion, $6.40 billion and $5.34 billion, respectively.

•	The loan to deposit ratio was 76.8% as of June 30, 2019 as compared to 74.3% at March 31, 2019 and 77.2% at June 30, 2018.

•	Net interest margin grew 34 basis points to 4.48% on a tax equivalent basis as compared to 4.14% in the quarter ended June 30, 2018 and increased 2 basis points from the trailing quarter.

•	Non-interest bearing deposits as a percentage of total deposits were 33.3% at June 30, 2019, as compared to 32.4% at March 31, 2019 and 33.6% at June 30, 2018.

•

The average rate of interest paid on deposits, including noninterest-bearing deposits, remained low but increased slightly to 0.22% for the second quarter of 2019 as compared with 0.20% for the trailing quarter, and an increase of 10 basis points from the average rate paid during the same quarter of the prior year.

•	Non-performing assets to total assets were 0.35% at June 30, 2019 as compared to 0.34% as of March 31, 2019 and 0.47% at December 31, 2018.

•

The balance of nonperforming loans increased by $1.0 million, however recoveries on previously charged-off loans were $0.3 million and loans past due thirty days or more decreased by $2.18 million during the quarter.

•	The efficiency ratio remained flat at 60.15% as compared to the trailing quarter, which had an efficiency ratio of 60.10%.

President and CEO, Rick Smith commented, “We are pleased with our second quarter operating results which were benefited by organic loan growth of nearly 7.0% on an annualized basis as well as our ability to hold operating costs not associated with incentive compensation flat. The strength and depth of our lending team continues to grow and we look forward to further expansion of both new and existing markets. We previously announced that Richard O’Sullivan, our EVP Chief Commercial Lending Officer, will be retiring after 35 years of dedicated service this month. I would like to thank Richard for all that he has done for the Bank, our shareholders and our customers. As part of our succession management efforts we now look toward Dan Bailey, our EVP Chief Banking Officer, to continue to drive our positive momentum and performance levels into the future.”

Summary Results

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	June 30,	March 31,
(dollars and shares in thousands)	2019	2019	$ Change	% Change
Net interest income	$64,315	$63,870	$445	0.7%
(Provision for) reversal of loan losses	(537)	1,600	(2,137)	nm
Noninterest income	13,578	11,864	1,714	14.4%
Noninterest expense	(46,852)	(45,513)	(1,339)	2.9%
Provision for income taxes	(7,443)	(9,095)	1,652	(18.2%)

Net income	$23,061	$22,726	$335	1.5%

Diluted earnings per share	$0.75	$0.74	$0.01	1.4%
Dividends per share	$0.19	$0.19	—	0.0%
Average common shares	30,458	30,424	34	0.1%
Average diluted common shares	30,643	30,658	(15)	(0.0%)

Return on average total assets	1.44%	1.41%
Return on average equity	10.65%	10.78%
Efficiency ratio	60.15%	60.10%

	Three months ended June 30,
(dollars and shares in thousands)	2019	2018	$ Change	% Change
Net interest income	$64,315	$45,869	$18,446	40.2%
(Provision for) reversal of loan losses	(537)	638	(1,175)	nm
Noninterest income	13,578	12,174	1,404	11.5%
Noninterest expense	(46,852)	(37,870)	(8,982)	23.7%
Provision for income taxes	(7,443)	(5,782)	(1,661)	28.7%

Net income	$23,061	$15,029	$8,032	53.4%

Diluted earnings per share	$0.75	$0.65	$0.10	15.4%
Dividends per share	$0.19	$0.17	$0.02	11.8%
Average common shares	30,458	22,983	7,475	32.5%
Average diluted common shares	30,643	23,276	7,367	31.7%
Return on average total assets	1.44%	1.25%
Return on average equity	10.65%	11.78%
Efficiency ratio	60.15%	65.24%

	Six months ended June 30,
(dollars and shares in thousands)	2019	2018	$ Change	% Change
Net interest income	$128,185	$90,855	$37,330	41.1%
Benefit from reversal of provision for loan losses	1,063	874	189	nm
Noninterest income	25,442	24,464	978	4.0%
Noninterest expense	(92,365)	(76,032)	(16,333)	21.5%
Provision for income taxes	(16,538)	(11,222)	(5,316)	47.4%

Net income	$45,787	$28,939	$16,848	58.2%

Diluted earnings per share	$1.49	$1.24	$0.25	20.2%
Dividends per share	$0.19	$0.17	$0.02	11.8%
Average common shares	30,441	22,970	7,471	32.5%
Average diluted common shares	30,650	23,280	7,370	31.7%

Return on average total assets	1.43%	1.21%
Return on average equity	10.71%	11.39%
Efficiency ratio	60.12%	65.93%

Balance Sheet

Loan growth of $69,356,000 or 6.9% on an annualized basis during the second quarter of 2019 provided benefit to the yield on earning assets and net interest margin as excess liquidity maintained at the Federal Reserve was utilized to fund loans and facilitate seasonal fluctuations in interest-bearing deposit balances.

Trailing Quarter Balance Sheet Change

Ending balances	As of June 30,	As of March 31,	Organic $ Change	Annualized Organic % Change
($‘s in thousands)	2019	2019
Total assets	$6,395,172	$6,471,852	$(76,680)	(4.7%)
Total loans	4,103,687	4,034,331	69,356	6.9%
Total investments	1,566,720	1,564,692	2,028	0.5%
Total deposits	$5,342,173	$5,430,262	$(88,089)	(6.5%)

The growth in average loans of $20,180,000 or 2.0% on an annualized basis during the second quarter was less than the end of period growth as nearly all of the quarterly growth occurred during the last month of the quarter.

Average Trailing Quarter Balance Sheet Change

Qtrly avg balances	As of June 30,	As of March 31,	Organic $ Change	Annualized Organic % Change
($‘s in thousands)	2019	2019
Total assets	$6,385,889	$6,426,227	$(40,338)	(2.5%)
Total loans	4,044,044	4,023,864	20,180	2.0%
Total investments	1,573,112	1,567,584	5,528	1.4%
Total deposits	$5,370,879	$5,387,079	$(16,200)	(1.2%)

In addition to the balance sheet changes which resulted from the acquisition of FNB Bancorp in July 2018, total assets have grown by $68,819,000 or 1.4% between June 2018 and June 2019. This growth was led by $122,691,000 or 3.9% in organic loan growth which was funded by $273,016,000 or 6.7% in organic deposit growth.

Year Over Year Balance Sheet Change

Ending balances	As of June 30,			Acquired Balances	Organic $ Change	Organic % Change
($‘s in thousands)	2019	2018	$ Change
Total assets	$6,395,172	$4,863,153	$1,532,019	$1,463,200	$68,819	1.4%
Total loans	4,103,687	3,146,313	957,374	834,683	122,691	3.9%
Total investments	1,566,720	1,251,776	314,944	335,667	(20,723)	(1.7%)
Total deposits	$5,342,173	$4,077,222	$1,264,951	$991,935	$273,016	6.7%

Total equity increased to $875,886,000 at June 30, 2019 as compared to $853,278,000 at March 31, 2019 and inclusive of $2,198,000 and $8,927,000 in accumulated other comprehensive loss at the same periods, respectively. As a result, the Company’s book value per share increased to $28.71 at June 30, 2019 from $28.04 per share at March 31, 2019. The Company’s tangible book value per share, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, increased to $20.60 per share at June 30, 2019 from $19.86 per share March 31, 2019. Excluding accumulated other comprehensive losses from total equity for both quarters, tangible book value per share increased to $20.68 at June 30, 2019 from $20.16 at March 31, 2019.

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	June 30,	March 31,
(dollars in thousands)	2019	2019	$ Change	% Change
Interest income	$68,180	$67,457	$723	1.1%
Interest expense	(3,865)	(3,587)	(278)	7.8%
Fully tax-equivalent adjustment (FTE) (1)	298	322	(24)	(7.5%)

Net interest income (FTE)	$64,613	$64,192	$421	0.7%

Net interest margin (FTE)	4.48%	4.46%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,904	$1,655	$249	15.0%
Effect on average loan yield	0.19%	0.17%	0.02%
Effect on net interest margin (FTE)	0.13%	0.12%	0.01%

	Three months ended June 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Interest income	$68,180	$48,478	$19,702	40.6%
Interest expense	(3,865)	(2,609)	(1,256)	48.1%
Fully tax-equivalent adjustment (FTE) (1)	298	313	(15)	(4.8%)

Net interest income (FTE)	$64,613	$46,182	$18,431	39.9%

Net interest margin (FTE)	4.48%	4.14%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,904	$559	$1,345	240.6%
Effect on average loan yield	0.19%	0.07%	0.12%
Effect on net interest margin (FTE)	0.13%	0.05%	0.08%

	Six months ended June 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Interest income	$135,637	$95,599	$40,038	41.9%
Interest expense	(7,452)	(4,744)	(2,708)	57.1%
Fully tax-equivalent adjustment (FTE) (1)	619	625	(6)	(1.0%)

Net interest income (FTE)	$128,804	$91,480	$37,324	40.8%

Net interest margin (FTE)	4.47%	4.14%

Acquired loans discount accretion, net:
Amount (included in interest income)	$3,559	$1,191	$2,368	198.8%
Effect on average loan yield	0.18%	0.08%	0.10%
Effect on net interest margin (FTE)	0.12%	0.05%	0.07%

(1)

Information is presented on a fully tax-equivalent (FTE) basis. The Company believes the use of this non-generally accepted accounting principles (non-GAAP) measure provides additional clarity in assessing its results, and the presentation of these measures on a FTE basis is a common practice within the banking industry.

Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or accreted (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effects of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining (unaccreted) discount or (unamortized) premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. During the three months ended June 30, 2019, March 31, 2019 and December 31, 2018, purchased loan discount accretion was $1,904,000, $1,655,000, and $1,982,000, respectively. During the three months ended March 31, 2019, loans purchased at net premiums several years ago were repaid prior to expected maturity resulting in approximately $259,000 of accelerated amortization.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$4,044,044	$55,491	5.49%	$4,023,864	$54,398	5.41%	$3,104,126	$39,304	5.06%
Investments–taxable	1,432,550	10,762	3.00%	1,425,352	10,915	3.06%	1,122,534	7,736	2.76%
Investments–nontaxable (1)	140,562	1,358	3.86%	142,232	1,395	3.92%	136,126	1,355	3.98%

Total investments	1,573,112	12,120	3.08%	1,567,584	12,310	3.14%	1,258,660	9,091	2.89%
Cash at Federal Reserve and other banks	147,810	866	2.34%	168,518	1,071	2.54%	94,874	396	1.67%

Total earning assets	5,764,966	68,477	4.75%	5,759,966	67,779	4.71%	4,457,660	48,791	4.38%
Other assets, net	620,923			666,261			356,863

Total assets	$6,385,889			$6,426,227			$4,814,523

Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,276,388	289	0.09%	$1,273,376	287	0.09%	$995,528	$214	0.09%
Savings deposits	1,888,234	1,306	0.28%	1,927,120	1,133	0.24%	1,393,121	427	0.12%
Time deposits	441,116	1,403	1.27%	441,778	1,299	1.18%	313,556	593	0.76%

Total interest-bearing deposits	3,605,738	2,998	0.33%	3,642,274	2,719	0.30%	2,702,205	1,234	0.18%
Other borrowings	17,963	37	0.82%	15,509	13	0.34%	139,307	586	1.68%
Junior subordinated debt	57,222	829	5.79%	56,950	855	6.01%	56,928	789	5.54%

Total interest-bearing liabilities	3,680,923	3,864	0.42%	3,714,733	3,587	0.39%	2,898,440	2,609	0.36%

Noninterest-bearing deposits	1,765,141			1,744,805			1,339,905
Other liabilities	73,541			123,599			65,745
Shareholders’ equity	866,284			843,090			510,433

Total liabilities and shareholders’ equity	$6,385,889			$6,426,227			$4,814,523

Net interest rate spread (1) (2)			4.33%			4.32%			4.02%
Net interest income and net interest margin (1) (3)		$64,613	4.48%		$64,192	4.46%		$46,182	4.14%

(1)	Fully taxable equivalent (FTE)
(2)	Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)	Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Net interest income (FTE) during the three months ended June 30, 2019 increased $421,000 or 0.7% to $64,613,000 compared to $64,192,000 during the three months ended March 31, 2019. The increase in net interest income (FTE) was due primarily to a shift in average balances from excess liquidity maintained with the Federal Reserve yielding 2.34% during the second quarter to loans which yielded 5.49% during the same period. The yield on interest earning assets was 4.75% for the quarter ended June 30, 2019, which represents an increase of 4 basis points over the trailing quarter and an increase of 37 basis points over the same quarter in the prior year.

The index utilized in a significant portion of the Company’s variable rate loans, Wall Street Journal Prime, has increased by 50 basis points to 5.50% at June 30, 2019 as compared to 5.00% at June 30, 2018. The most recent increase of the index was during December 2018, with an increase of 25 basis points. As such, there were minimal changes to loan yields as compared to the trailing quarter. However, as compared to the same quarter in the prior year, average loan yields increased 43 basis points from 5.06% during the three months ended June 30, 2018 to 5.49% during the three months ended June 30, 2019. Of the 43 basis point increase in yields on loans, 31 basis points was attributable to increases in market rates while 12 basis points was from increased accretion of purchased loans.

Despite decreases in the average balances of savings deposits, these benefits to interest income were partially offset by a 3 basis point increase in the cost of interest bearing liabilities which were 0.42% for the second quarter of 2019. The impact of changes in rates and volumes of interest bearing liabilities resulted in an increase in interest expense of $278,000 during the current quarter. Comparing the quarter ended June 30, 2019 to the trailing quarter, the cost of interest bearing deposits increased by 3 basis points to 0.33% and increased 15 basis points from the same quarter in the prior year due in part to differences in market rates associated with deposits acquired from FNB Bancorp and also due to ongoing competitive pressures associated with deposit accounts in many of the markets we serve.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the year-to-date periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Six Months Ended			Six Months Ended
	June 30, 2019			June 30, 2018
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Loans	$4,033,954	$109,889	5.45%	$3,066,152	$77,353	5.05%
Investments–taxable	1,428,951	21,677	3.03%	1,123,964	15,394	2.74%
Investments–nontaxable (1)	141,397	2,753	3.89%	136,143	2,708	3.98%

Total investments	1,570,348	24,430	3.11%	1,260,107	18,102	2.87%
Cash at Federal Reserve and other banks	158,164	1,937	2.45%	92,869	769	1.66%

Total earning assets	5,762,466	136,256	4.73%	4,419,128	96,224	4.35%
Other assets, net	643,592			358,747

Total assets	$6,406,058			$4,777,875

Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,274,882	576	0.09%	$994,867	425	0.09%
Savings deposits	1,907,677	2,439	0.26%	1,382,249	838	0.12%
Time deposits	441,447	2,703	1.22%	310,035	1,067	0.69%

Total interest-bearing deposits	3,624,006	5,718	0.32%	2,687,151	2,330	0.17%
Other borrowings	16,736	50	0.60%	123,544	928	1.50%
Junior subordinated debt	57,086	1,684	5.90%	56,905	1,486	5.22%

Total interest-bearing liabilities	3,697,828	7,452	0.40%	2,867,600	4,744	0.33%

Noninterest-bearing deposits	1,754,973			1,336,070
Other liabilities	98,570			65,982
Shareholders’ equity	854,687			508,223

Total liabilities and shareholders’ equity	$6,406,058			$4,777,875

Net interest rate spread (1) (2)			4.33%			4.02%
Net interest income and net interest margin (1) (3)		$128,804	4.47%		$91,480	4.14%

(1)	Fully taxable equivalent (FTE)
(2)	Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)	Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Net interest income (FTE) during the six months ended June 30, 2019 increased $37,324,000 or 40.8% to $128,804,000 compared to $91,480,000 during the six months ended June 30, 2018. The increases were nearly all attributable to changes in volume of earning assets which were acquired from FNB Bancorp in July 2018. The yield on interest earning assets was 4.73% and 4.35% for the six months ended June 30, 2019 and 2018, respectively. This 38 basis point increase in earning asset yields were primarily attributable to a 40 basis point increase in loan yields and a 24 basis point increase in yields on investments. Of the 40 basis point increase in yields on loans, 30 basis points was attributable to increases in market rates while 10 basis points was from increased accretion of purchased loans.

The increases in yields on earning assets were partially offset by increased funding costs as the costs of total interest bearing liabilities increased 7 basis points to 0.40% for the first half of 2019 as compared to 0.33% for the first half of 2018. During the same period, costs associated with interest bearing deposits increased by 15 basis points to 0.32% as compared to 0.17% in the prior year. The decline in interest expense for the first half of 2019 as compared to the prior period was due entirely to the decreases in volume associated with overnight borrowings.

Asset Quality and Loan Loss Provisioning

The Company recorded provision for loan losses of $537,000 during the three months ended June 30, 2019 as compared to benefits from the reversal of provisions of $1,600,000 for the trailing quarter as well as $638,000 in the same quarter of the prior year. The need for a provision for loan losses during the quarter ended June 30, 2019 was driven by loan growth of $69,356,000 and a slight increase in total nonperforming loans of $1,020,000 but partially offset by net recoveries of $267,000 and a decline in past due loans of $2,181,000. For the six month ended June 30, 2019 the Company recorded a benefit from the reversal of loan losses of $1,063,000. While year to date loan growth in 2019 totaled $81,673,000, nonperforming loans decreased by $6,909,000, past due loans decreased by $2,788,000 and net recoveries were $1,349,000 during the same period.

Provision for Income Taxes

The Company’s effective tax rate was 24.4% for the quarter ended June 30, 2019 as compared to 27.8% for the same quarter in the prior year. During the second quarter of 2019 the Company received a $696,000 non-taxable death benefit from life insurance proceeds. In addition, the ratio of non-deductible expenses to pre-tax income declined in the year over year comparable second quarter periods.

Non-interest Income

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2019	March 31, 2019	$ Change	% Change
ATM and interchange fees	$5,404	$4,581	$823	18.0%
Service charges on deposit accounts	4,182	3,880	302	7.8%
Other service fees	619	771	(152)	(19.7%)
Mortgage banking service fees	475	483	(8)	(1.7%)
Change in value of mortgage servicing rights	(552)	(645)	93	(14.4%)

Total service charges and fees	10,128	9,070	1,058	11.7%

Increase in cash value of life insurance	746	775	(29)	(3.7%)
Asset management and commission income	739	642	97	15.1%
Gain on sale of loans	575	412	163	39.6%
Lease brokerage income	239	220	19	8.6%
Sale of customer checks	135	140	(5)	(3.6%)
Gain on sale of foreclosed assets	197	99	98	99.0%
Gain (loss) on marketable equity securities	42	36	6	16.7%
Loss on disposal of fixed assets	(42)	(38)	(4)	10.5%
Other	819	508	311	61.2%

Total other noninterest income	3,450	2,794	656	23.5%

Total noninterest income	$13,578	$11,864	$1,714	14.4%

Noninterest income increased $1,714,000 (14.4%) to $13,578,000 during the three months ended June 30, 2019 compared to the trailing quarter March 31, 2019. The increase in noninterest income was due primarily to a $823,000 (18.0%) increase in ATM and interchange fees which was the result of increased usage. Other noninterest income includes $696,000 and $32,000 in death benefit insurance proceeds during the second and first quarters of 2019, respectively. The declining interest rate environment provided a $163,000 benefit associated with loan sale gains in the second quarter of 2019 as compared to the trailing quarter. However, the fair value of the mortgage servicing asset continued to decrease during the second quarter due to changes in the assumptions utilized in determining the fair value. Specifically, further increases in prepayment speeds resulting from decreases in the 15 and 30 year mortgage rates continued to be the largest contributors to the decline in fair value of the mortgage servicing asset.

	Three months ended June 30,
(dollars in thousands)	2019	2018	$ Change	% Change
ATM and interchange fees	$5,404	$4,510	$894	19.8%
Service charges on deposit accounts	4,182	3,613	569	15.7%
Other service fees	619	630	(11)	(1.7%)
Mortgage banking service fees	475	511	(36)	(7.0%)
Change in value of mortgage servicing rights	(552)	(36)	(516)	1433.3%

Total service charges and fees	10,128	9,228	900	9.8%

Increase in cash value of life insurance	746	656	90	13.7%
Asset management and commission income	739	810	(71)	(8.8%)
Gain on sale of loans	575	666	(91)	(13.7%)
Lease brokerage income	239	200	39	19.5%
Sale of customer checks	135	138	(3)	(2.2%)
Gain on sale of foreclosed assets	197	17	180	1058.8%
Gain (loss) on marketable equity securities	42	(23)	65	(282.6%)
Loss on disposal of fixed assets	(42)	(41)	(1)	2.4%
Other	819	523	296	56.6%

Total other noninterest income	3,450	2,946	504	17.1%

Total noninterest income	$13,578	$12,174	$1,404	11.5%

With the exception of the following items the differences in noninterest income for the three months ended June 30, 2019 and 2018 were largely attributable to the acquisition of FNB Bancorp in July 2018. As noted previously, other noninterest income includes $696,000 and $32,000 in death benefit insurance proceeds during the second and first quarters of 2019, respectively.

	Six months ended June 30,
(dollars in thousands)	2019	2018	$ Change	% Change
ATM and interchange fees	$9,985	$8,745	$1,240	14.2%
Service charges on deposit accounts	8,062	7,392	670	9.1%
Other service fees	1,390	1,344	46	3.4%
Mortgage banking service fees	958	1,028	(70)	(6.8%)
Change in value of mortgage servicing rights	(1,197)	75	(1,272)	(1696.0%)

Total service charges and fees	19,198	18,584	614	3.3%

Increase in cash value of life insurance	1,521	1,264	257	20.3%
Asset management and commission income	1,381	1,686	(305)	(18.1%)
Gain on sale of loans	987	1,292	(305)	(23.6%)
Lease brokerage income	459	328	131	39.9%
Sale of customer checks	275	239	36	15.1%
Gain on sale of foreclosed assets	296	388	(92)	(23.7%)
Gain (loss) on marketable equity securities	78	(70)	148	(211.4%)
Loss on disposal of fixed assets	(80)	(54)	(26)	48.1%
Other	1,327	807	520	64.4%

Total other noninterest income	6,244	5,880	364	6.2%

Total noninterest income	$25,442	$24,464	$978	4.0%

Noninterest income increased $978,000 (4.0%) to $25,442,000 during the six months ended June 30, 2019 compared to the comparable six month period in 2018. In addition to the impacts resulting from the FNB Bancorp acquisition, noninterest income for the first half of 2019 as compared to the first half of 2018 were impacted by changes in the fair value of the Company’s mortgage servicing assets which contributed to a $1,272,000 decline, death benefits from life insurance policies contributed to a $728,000 increase in other, and changes in the value of equity securities contributed to a $148,000 increase in noninterest income.

Non-interest Expense

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended
	June 30, 2019	March 31, 2019	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,211	$16,757	$454	2.7%
Incentive compensation	3,706	2,567	1,139	44.4%
Benefits and other compensation costs	5,802	5,804	(2)	(0.0%)

Total salaries and benefits expense	26,719	25,128	1,591	6.3%

Occupancy	3,738	3,774	(36)	(1.0%)
Data processing and software	3,354	3,349	5	0.1%
Equipment	1,752	1,867	(115)	(6.2%)
Intangible amortization	1,431	1,431	—	0.0%
Advertising	1,533	1,331	202	15.2%
ATM and POS network charges	1,270	1,323	(53)	(4.0%)
Professional fees	1,057	839	218	26.0%
Telecommunications	773	797	(24)	(3.0%)
Regulatory assessments and insurance	490	511	(21)	(4.1%)
Merger and acquisition expense	—	—	—	nm
Postage	315	310	5	1.6%
Operational losses	226	225	1	0.4%
Courier service	412	270	142	52.6%
Other miscellaneous expense	3,782	4,358	(576)	(13.2%)

Total other noninterest expense	20,133	20,385	(252)	(1.2%)

Total noninterest expense	$46,852	$45,513	$1,339	2.9%

Average full time equivalent staff	1,138	1,138	—	0.0%

Noninterest expense for the quarter ended June 30, 2019 increased $1,339,000 or 2.9% to $46,852,000 as compared to $45,513,000 for the quarter ended March 31, 2019. Increases in salaries were primarily attributable to annual merit increases, and to a lesser extent temporary labor also contributed to the $454,000 or 2.7% increase over the trailing quarter. The increase in incentive compensation cost contributed a $1,139,000 increase in noninterest expense as compared to the trailing quarter and relates directly to loan originations and net loan growth realized the latter half of the second quarter. While other miscellaneous expenses declined by $576,000 in the second quarter of 2019 as compared to the trailing quarter, there were no singularly significant items other than donations expense which decreased by $125,000 during the current period.

	Three months ended June 30,
	2019	2018	$ Change	% Change
Base salaries, net of deferred loan origination costs	$17,211	$14,429	$2,782	19.3%
Incentive compensation	3,706	2,159	1,547	71.7%
Benefits and other compensation costs	5,802	4,865	937	19.3%

Total salaries and benefits expense	26,719	21,453	5,266	24.5%

Occupancy	3,738	2,720	1,018	37.4%
Data processing and software	3,354	2,679	675	25.2%
Equipment	1,752	1,637	115	7.0%
Intangible amortization	1,431	339	1,092	322.1%
Advertising	1,533	1,035	498	48.1%
ATM and POS network charges	1,270	1,437	(167)	(11.6%)
Professional fees	1,057	774	283	36.6%
Telecommunications	773	681	92	13.5%
Regulatory assessments and insurance	490	417	73	17.5%
Merger and acquisition expense	—	601	(601)	(100.0%)
Postage	315	301	14	4.7%
Operational losses	226	252	(26)	(10.3%)
Courier service	412	224	188	83.9%
Other miscellaneous expense	3,782	3,320	462	13.9%

Total other noninterest expense	20,133	16,417	3,716	22.6%

Total noninterest expense	$46,852	$37,870	$8,982	23.7%

Average full time equivalent staff	1,138	1,001	137	13.7%

Salary and benefit expenses increased $5,266,000 (24.5%) to $26,719,000 during the three months ended June 30, 2019 compared to $21,453,000 during the three months ended June 30, 2018. Base salaries, net of deferred loan origination costs increased $2,782,000 (19.3%) to $17,211,000. The increase in base salaries was due primarily to a 13.6% increase in average full time equivalent employees to 1,138 from 1,002 in the year-ago quarter. Commissions and incentive compensation increased $1,547,000 (71.7%) to $3,706,000 during the three months ended June 30, 2019 compared to the year-ago quarter due primarily to organic loan and deposit growth. Benefits and other compensation expense increased $937,000 (19.3%) to $5,802,000 during the three months ended June 30, 2019 due primarily to increases in the average full time equivalent employees, related to the acquisition of FNB Bancorp in July 2018.

	Six months ended June 30,
	2019	2018	$ Change	% Change
Base salaries, net of deferred loan origination costs	$33,968	$28,391	$5,577	19.6%
Incentive compensation	6,273	4,611	1,662	36.0%
Benefits and other compensation costs	11,606	10,103	1,503	14.9%

Total salaries and benefits expense	51,847	43,105	8,742	20.3%

Occupancy	7,512	5,401	2,111	39.1%
Data processing and software	6,703	5,193	1,510	29.1%
Equipment	3,619	3,188	431	13.5%
Intangible amortization	2,862	678	2,184	322.1%
Advertising	2,864	1,873	991	52.9%
ATM and POS network charges	2,593	2,663	(70)	(2.6%)
Professional fees	1,896	1,546	350	22.6%
Telecommunications	1,570	1,382	188	13.6%
Regulatory assessments and insurance	1,001	847	154	18.2%
Merger and acquisition expense	—	1,077	(1,077)	(100.0%)
Postage	625	659	(34)	(5.2%)
Operational losses	451	546	(95)	(17.4%)
Courier service	682	491	191	38.9%
Other miscellaneous expense	8,140	7,383	757	10.3%

Total other noninterest expense	40,518	32,927	7,591	23.1%

Total noninterest expense	$92,365	$76,032	$16,333	21.5%

Average full time equivalent staff	1,138	1,001	137	13.7%

Noninterest expense increased by $16,333,000 or 21.5% to $92,365,000 during the six months ended June 30, 2019 as compared to the $76,032,000 for the six months ended June 30, 2018. Nearly all of this increase was due to the acquisition of FNB Bancorp, in addition to the aforementioned annual merit increases and incentive compensation costs.

About TriCo Bancshares

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statement

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. There can be no assurance that future developments affecting us will be the same as those anticipated by management. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the impact of changes in financial services policies, laws and regulations; technological changes; mergers and acquisitions; changes in the level of our nonperforming assets and charge-offs; any deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting standards and practices; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; our ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; the impact of competition from other financial service providers; the possibility that any of the anticipated benefits of our recent merger with FNBB will not be realized or will not be realized within the expected time period, or that integration of FNBB’s operations will be more costly or difficult than expected; the challenges of integrating and retaining key employees; unanticipated regulatory or judicial proceedings; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and our ability to manage the risks involved in the foregoing. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Revenue and Expense Data
Interest income	$68,180	$67,457	$68,065	$64,554	$48,478
Interest expense	3,865	3,587	4,063	4,065	2,609

Net interest income	64,315	63,870	64,002	60,489	45,869
Provision for (benefit from) loan losses	537	(1,600)	806	2,651	(638)
Noninterest income:
Service charges and fees	10,128	9,070	10,132	9,743	9,228
Gain on sale of investment securities	—	—	—	207	—
Other income	3,450	2,794	2,502	2,236	2,946

Total noninterest income	13,578	11,864	12,634	12,186	12,174
Noninterest expense:
Salaries and benefits	26,719	25,128	25,014	25,823	21,453
Occupancy and equipment	5,490	5,641	5,278	5,056	4,357
Data processing and network	4,624	4,672	4,455	3,981	4,116
Other noninterest expense	10,019	10,072	10,538	12,518	7,944

Total noninterest expense	46,852	45,513	45,285	47,378	37,870

Total income before taxes	30,504	31,821	30,545	22,646	20,811

Provision for income taxes	7,443	9,095	7,334	6,476	5,782

Net income	$23,061	$22,726	$23,211	$16,170	$15,029

Share Data
Basic earnings per share	$0.76	$0.75	$0.76	$0.54	$0.65
Diluted earnings per share	$0.75	$0.74	$0.76	$0.53	$0.65
Dividends per share	$0.19	$0.19	$0.19	$0.17	$0.17
Book value per common share	$28.71	$28.04	$27.20	$26.37	$22.27
Tangible book value per common share (1)	$20.60	$19.86	$18.97	$18.10	$19.28
Shares outstanding	30,502,757	30,432,419	30,417,223	30,417,818	23,004,153
Weighted average shares	30,458,427	30,424,184	30,422,687	30,011,307	22,983,439
Weighted average diluted shares	30,642,518	30,657,833	30,671,723	30,291,225	23,276,471
Credit Quality
Loans past due 30 days or more	$14,580	$16,761	$17,368	$13,218	$11,626
Nonperforming originated loans	14,087	13,737	19,416	17,087	17,077
Total nonperforming loans	20,585	19,565	27,494	27,148	25,420
Total nonperforming assets	22,133	21,880	29,774	28,980	26,794
Loans charged-off	293	726	424	1,142	318
Loans recovered	$560	$1,808	$596	$570	$507
Selected Financial Ratios
Return on average total assets	1.44%	1.41%	1.47%	1.05%	1.25%
Return on average equity	10.65%	10.78%	11.43%	9.11%	11.78%
Average yield on loans	5.49%	5.41%	5.53%	5.27%	5.06%
Average yield on interest-earning assets	4.75%	4.71%	4.82%	4.61%	4.38%
Average rate on interest-bearing deposits	0.33%	0.30%	0.30%	0.25%	0.18%
Average cost of total deposits	0.22%	0.20%	0.20%	0.16%	0.12%
Average rate on borrowings and subordiated debt	4.61%	4.79%	3.27%	2.63%	2.80%
Average rate on interest-bearing liabilities	0.42%	0.39%	0.44%	0.44%	0.36%
Net interest margin (fully tax-equivalent)	4.48%	4.46%	4.53%	4.32%	4.14%
Loans to deposits	76.82%	74.29%	74.95%	79.08%	77.17%
Efficiency ratio	60.15%	60.10%	59.09%	65.19%	65.24%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,904	$1,655	$1,982	$2,098	$559
All other loan interest income	53,587	52,743	53,680	51,004	38,745
Total loan interest income	$55,491	$54,398	$55,662	$53,102	$39,304

(1)

Tangible book value per share is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that result by the shares outstanding at the end of the period. Management believes that tangible book value per common share is meaningful because it is a measure that the Company and investors commonly use to assess shareholder value.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
Balance Sheet Data	2019	2019	2018	2018	2018
Cash and due from banks	$175,582	$318,708	$227,533	$226,543	$184,062
Securities, available for sale	1,136,946	1,116,426	1,117,910	1,058,806	757,075
Securities, held to maturity	412,524	431,016	444,936	459,897	477,745
Restricted equity securities	17,250	17,250	17,250	17,250	16,956
Loans held for sale	5,875	5,410	3,687	3,824	3,601
Loans:
Commercial loans	276,045	269,163	276,548	289,645	237,619
Consumer loans	434,388	418,352	418,982	421,287	350,925
Real estate mortgage loans	3,178,730	3,129,339	3,143,100	3,132,202	2,401,040
Real estate construction loans	214,524	217,477	183,384	184,302	156,729

Total loans, gross	4,103,687	4,034,331	4,022,014	4,027,436	3,146,313
Allowance for loan losses	(32,868)	(32,064)	(32,582)	(31,603)	(29,524)

Total loans, net	4,070,819	4,002,267	3,989,432	3,995,833	3,116,789
Premises and equipment	88,534	89,275	89,347	89,290	59,014
Cash value of life insurance	116,606	117,841	117,318	116,596	99,047
Accrued interest receivable	20,990	20,431	19,412	19,592	14,253
Goodwill	220,972	220,972	220,972	220,972	64,311
Other intangible assets	26,418	27,849	29,280	30,711	4,496
Operating leases, right-of-use	30,030	30,942	—	—	—
Other assets	72,626	73,465	75,364	79,551	65,804

Total assets	$6,395,172	$6,471,852	$6,352,441	$6,318,865	$4,863,153
Deposits:
Noninterest-bearing demand deposits	$1,780,339	$1,761,559	$1,760,580	$1,710,505	$1,369,834
Interest-bearing demand deposits	1,263,635	1,297,672	1,252,366	1,152,705	1,006,331
Savings deposits	1,856,749	1,925,168	1,921,324	1,801,087	1,385,268
Time certificates	441,450	445,863	432,196	428,820	315,789

Total deposits	5,342,173	5,430,262	5,366,466	5,093,117	4,077,222
Accrued interest payable	2,665	2,195	1,997	1,729	1,175
Operating lease liability	29,434	30,204	—	—	—
Other liabilities	74,590	86,362	83,724	82,077	62,623
Other borrowings	13,292	12,466	15,839	282,831	152,839
Junior subordinated debt	57,132	57,085	57,042	56,996	56,950

Total liabilities	$5,519,286	$5,618,574	$5,525,068	$5,516,750	$4,350,809
Common stock	542,939	542,340	541,762	541,519	256,590
Retained earnings	335,145	319,865	303,490	287,555	276,877
Accumulated other comprehensive loss	(2,198)	(8,927)	(17,879)	(26,959)	(21,123)

Total shareholders’ equity	$875,886	$853,278	$827,373	$802,115	$512,344
Average Balance Data
Average loans	$4,044,044	$4,023,864	$4,026,569	$4,028,462	$3,104,126
Average interest-earning assets	$5,764,966	$5,759,966	$5,679,845	$5,638,162	$4,457,660
Average total assets	$6,385,889	$6,426,227	$6,316,337	$6,168,344	$4,814,523
Average deposits	$5,370,879	$5,387,079	$5,242,139	$5,068,841	$4,042,110
Average borrowings and subordinated debt	$75,185	$72,459	$179,774	$303,610	$196,235
Average total equity	$866,284	$843,090	$812,525	$709,762	$510,433
Capital Ratio Data
Total risk based capital ratio	14.9%	14.4%	14.4%	13.9%	13.9%
Tier 1 capital ratio	14.2%	13.6%	13.7%	13.2%	13.1%
Tier 1 common equity ratio	13.0%	12.5%	12.5%	12.0%	11.7%
Tier 1 leverage ratio	11.1%	10.6%	10.7%	10.7%	10.9%
Tangible capital ratio (1)	10.2%	9.7%	9.5%	9.1%	9.3%

(1)

Tangible capital ratio is calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and total assets and then dividing the adjusted assets by the adjusted equity. Management believes that the tangible capital ratio is meaningful because it is a measure that the Company and investors commonly use to assess capital adequacy.

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